Exhibit 99.1
1105 Peters Road
Harvey, Louisiana 70058
(504) 362-4321
Fax (504) 362-1818
NYSE: SPN
FOR IMMEDIATE RELEASE FOR FURTHER INFORMATION CONTACT:
Terence Hall, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Investor Relations, 504-362-4321
Superior Energy Services, Inc. Announces Fourth Quarter 2005 Results, Year-Over-Year
Fourth Quarter Earnings Per Share Grow 25 Percent
(Harvey, La., Thursday, February 23, 2006) Superior Energy Services, Inc. (NYSE: SPN) today announced fourth quarter net income, excluding gains and losses net of income taxes, of $18.5 million or $0.23 diluted earnings per share on revenues of $188.0 million.
The fourth quarter results include a non-recurring, non-cash loss of $3.8 million as a result of the Company’s sale of its non-hazardous oilfield waste subsidiary for $18.7 million in cash, which closed today, and a $0.3 million gain from the finalization of the second quarter 2005 sale of 17 small liftboats. Including these gains and losses, fourth quarter net income was $16.2 million, or $0.20 diluted earnings per share, as compared to net income of $12.3 million, or $0.16 diluted earnings per share on revenues of $157.8 million for the fourth quarter of 2004, a 25% increase in diluted earnings per share.
For the year ended December 31, 2005, revenues were a record $735.3 million and net income was a record $67.9 million, or $0.85 diluted earnings per share, as compared to revenues of $564.3 million and net income of $35.9 million, or $0.47 diluted earnings per share, for the year ended December 31, 2004.
The fourth quarter was adversely impacted by ongoing hurricane-related repairs to the Company’s platforms and to pipelines owned by third parties, resulting in deferred oil and gas production of approximately 523,400 barrels of oil equivalent (‘boe”). In addition, the Company incurred approximately $4.6 million in operating expenses for repairs at its offshore oil and gas properties and $1.0 million in general and administrative expenses related to the 2005 hurricane season.
Chairman and CEO Terry Hall Comments
Chairman and CEO Terry Hall commented, “We are extremely pleased with these results, despite the fact that the strong Gulf of Mexico activity levels for services and rental tools we experienced before Hurricane Katrina did not begin to resume until mid-November. Gulf demand for many of our products and services exceeded pre-storm levels by year-end.
“Our Gulf of Mexico-based customers spent a significant part of the fourth quarter assessing and repairing damage from the active hurricane season. Also, our oil and gas production was significantly lower due to ongoing repairs at some of our properties. Only the marine segment had a full quarter of strong activity levels as our liftboats supported damage assessment and hurricane-related construction work.
“In addition to strong performance from our marine segment, growth in our non-Gulf of Mexico markets was a major contributor to our quarterly results. For instance, international revenue was a quarterly record of $31.4 million, driven mainly by rental activity in the North Sea, the Middle East and West Africa, and well intervention activity in Australia, Egypt and Venezuela. For the year, international revenue was a record $99.3 million. International and domestic land markets will continue to represent a larger part of our business mix going forward as we diversify into growing markets with our rental tools and production-related services.
“We believe our outlook remains extremely favorable given the high year-end demand levels in the Gulf of Mexico, the geographic expansion of our rental and service footprint domestically onto land and our increasing international presence. The underlying factors helping to drive our growth remain firmly in place. As a result, we expect to achieve record financial performance in 2006.”
Well Intervention Group Segment
Fourth quarter revenues for the Well Intervention Group were a record $66.2 million. Although Gulf of Mexico pre-Hurricane Katrina demand did not resume until mid-quarter, revenue and income from operations improved over the third quarter of 2005. This was due primarily to higher activity levels for production-related services such as coiled tubing, electric line, mechanical wireline, hydraulic workover and well control services, as well as increased demand for plug and abandonment services.
By the end of the quarter, Gulf of Mexico-based, production-related services such as coiled tubing, electric line and mechanical wireline were experiencing demand that exceeded pre-storm levels. In addition, international activity increased significantly as compared to the third quarter for hydraulic workover services in Australia, Egypt and Venezuela, and well control services in Egypt.
Rental Tools Segment
Revenues for the Rental Tools segment were a record $68.1 million. Domestic land and international rentals offset hurricane-related Gulf of Mexico downtime. The Gulf market for several of our rental tools returned to pre-storm levels by mid-quarter. Rentals of specialty tubulars, drill pipe, drill collars, stabilizers and on-site accommodations on land and internationally helped drive this segment’s record performance. Revenues from domestic land and international markets were approximately $45 million as compared to $39 million in the third quarter of 2005.
Marine Segment
Marine revenues were a record $30.7 million as the Company’s liftboats continued to play an integral role in supporting hurricane-related damage assessment and construction-related work. Average fleet utilization was 90% as compared to 76% in the fourth quarter of 2004 and in the third quarter of 2005. Average daily revenue in the fourth quarter was approximately $333,900, inclusive of subsistence revenue.

Liftboat Average Dayrates and Utilization by Class Size
Three Months Ended December 31, 2005
($ actual)

		Average
Class	Liftboats	Dayrate	Utilization
145-155’	11	$8,920	89.0%
160’-175’	6	12,077	89.9%
200’	4	14,466	90.2%
230’-245’	3	22,831	85.9%
250’	2	28,339	99.5%
Other Oilfield Services
Revenues in this segment were $22.4 million, an 8% increase as compared to the fourth quarter of 2004 and essentially unchanged from the third quarter of 2005. Increases in property management services and volumes of non-hazardous oilfield waste lead to the year-over-year improvement.
Oil and Gas Segment
Oil and gas revenues were $1.7 million as compared to $11.5 million in the fourth quarter of 2004 and $21.8 million in the third quarter of 2005. Fourth quarter production from SPN Resources was approximately 104,500 boe as compared to approximately 289,400 boe in the fourth quarter of 2004 and approximately 426,800 boe in the third quarter of 2005. Fourth quarter production was significantly lower as compared to the fourth quarter last year and on a sequential basis as a result of deferred production of approximately 523,400 boe due to downtime related to repairs caused by the active 2005 hurricane season.
Current production is approximately 5,500 boe per day. The Company expects an additional 1,500 boe per day to come on-line by the end of the first quarter following repairs to third-party pipelines.
The Company will host a conference call at 10:30 a.m. Central Time on Friday, February 24. The call can be accessed from Superior’s website at www.superiorenergy.com, or by telephone at 800-763-5557. The replay telephone number is 800-642-1687 and the replay passcode is 5161688. The replay is available beginning two hours after the call and ending March 3, 2006.
Superior Energy Services, Inc. is a leading provider of specialized oilfield services and equipment focused on serving the production-related needs of oil and gas companies primarily in the Gulf of Mexico and the drilling-related needs of oil and gas companies in the Gulf of Mexico and select international market areas. The Company uses its production-related assets to enhance, maintain and extend production and, at the end of an offshore property’s economic life, plug and decommission wells. Superior also owns and operates mature oil and gas properties in the Gulf of Mexico.
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company’s rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.
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SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Three and Twelve Months Ended December 31, 2005 and 2004
(in thousands, except earnings per share amounts)
(unaudited, except as noted)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2005	2004	2005	2004
				(audited)
Oilfield service and rental revenues	$186,272	$146,373	$656,423	$527,331
Oil and gas revenues	1,714	11,462	78,911	37,008

Total revenues	187,986	157,835	735,334	564,339

Cost of oilfield services and rentals	86,997	75,571	330,200	288,561
Cost of oil and gas sales	10,540	8,277	45,804	21,547

Total cost of services and sales	97,537	83,848	376,004	310,108

Depreciation, depletion, amortization and accretion	20,428	18,891	89,288	67,337
General and administrative expenses	37,856	30,980	140,989	110,605
Reduction in value of assets	3,750	—	6,994	—
Gain on sale of liftboats	275	—	3,544	—

Income from operations	28,690	24,116	125,603	76,289

Other income (expense):
Interest expense	(5,332)	(5,752)	(21,862)	(22,476)
Interest income	731	401	2,201	1,766
Equity in income of affiliates	3	437	1,339	1,329
Reduction in value of investment in affiliate	—	—	(1,250)	—

Income before income taxes	24,092	19,202	106,031	56,908

Income taxes	7,854	6,916	38,172	21,056

Net income	$16,238	$12,286	$67,859	$35,852

Basic earnings per share	$0.20	$0.16	$0.87	$0.48

Diluted earnings per share	$0.20	$0.16	$0.85	$0.47

Weighted average common shares used in computing earnings per share:
Basic	79,464	76,163	78,321	74,896

Diluted	80,621	77,618	79,735	75,900

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2005 AND 2004
(in thousands)

	12/31/2005	12/31/2004
	(unaudited)	(audited)
ASSETS

Current assets:
Cash and cash equivalents	$54,457	$15,281
Accounts receivable — net	196,365	156,235
Income taxes receivable	—	2,694
Notes receivable	2,364	9,611
Prepaid insurance and other	51,116	28,203

Total current assets	304,302	212,024

Property, plant and equipment — net	534,962	515,151
Goodwill — net	220,064	226,593
Notes receivable	29,483	29,131
Investments in affiliates	—	13,552
Other assets — net	8,439	7,462

Total assets	$1,097,250	$1,003,913

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$42,035	$36,496
Accrued expenses	69,926	56,796
Income taxes payable	11,353	—
Fair value of commodity derivative instruments	10,792	2,018
Current portion of decommissioning liabilities	14,268	23,588
Current maturities of long-term debt	810	11,810

Total current liabilities	149,184	130,708

Deferred income taxes	97,987	103,372
Decommissioning liabilities	107,641	90,430
Long-term debt	216,596	244,906
Other long-term liabilities	1,468	618

Total stockholders’ equity	524,374	433,879

Total liabilities and stockholders’ equity	$1,097,250	$1,003,913

Superior Energy Services, Inc. and Subsidiaries
Segment Highlights
Three months ended December 31, 2005, September 30, 2005, and December 31, 2004
(Unaudited)
(in thousands)

	Three months ended,
	December 31, 2005	September 30, 2005	December 31, 2004
Revenue
Well Intervention	$66,228	$63,361	$62,779
Rental tools	68,101	61,686	44,971
Marine	30,717	18,467	20,456
Other Oilfield Services	22,398	22,487	20,789
Oil and Gas	1,714	21,764	11,462
Less: Oil and Gas Eliminations (2)	(1,172)	(3,664)	(2,622)

Total Revenues	$187,986	$184,101	$157,835

	Three months ended,
	December 31, 2005	September 30, 2005	December 31, 2004
Gross Profit (1)
Well Intervention	$31,615	$21,501	$29,154
Rental tools	43,942	39,694	29,731
Marine	18,963	6,628	7,357
Other Oilfield Services	4,755	4,485	4,560
Oil and Gas	(8,826)	10,396	3,185

Total Gross Profit	$90,449	$82,704	$73,987

(1)	Gross profit is calculated by subtracting cost of services from revenue for each of the Company’s five segments.

(2)	Oil and gas eliminations represent products and services from the company’s segments provided to the Oil and Gas Segment.